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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Restore Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2800 Patton Road
St. Paul, MN 55113
(651) 634-3111

April 16, 2007

Dear Stockholders:

You are cordially invited to join us for our 2007 annual meeting of stockholders, which will be held on Tuesday, May 15, 2007, at 2:00 p.m., Central Time, in the Seattle Room at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402. For your convenience, a map showing the location of Dorsey & Whitney LLP is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of April 2, 2007, are entitled to notice of and to vote at the 2007 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

We look forward to seeing you at the annual meeting.

Sincerely,

J. Robert Paulson, Jr.
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Tuesday, May 15, 2007 at 2:00 p.m., Central Time
Place:	Dorsey & Whitney LLP Seattle Room 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402
Items of Business:	1. The election of seven directors for a one year term.
2. Any other business that may properly be considered at the meeting or any adjournment of the meeting.
Record Date:	You may vote at the meeting if you were a stockholder of record at the close of business on April 2, 2007.
Voting by Proxy:	If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 12:00 p.m. Central Time on May 14, 2007 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Wells Fargo Shareowner Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors:

Christopher R. Geyen
Secretary

April 16, 2007

PROXY STATEMENT

PROXY STATEMENT
2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2007

The Board of Directors of Restore Medical, Inc. is soliciting proxies for use at the annual meeting of stockholders to be held on May 15, 2007, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to stockholders on or about April 16, 2007.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, including the election of directors. Also, management will report on our performance during the last fiscal year and, once the business of the annual meeting is concluded, respond to questions from stockholders, as time permits.

Who is entitled to vote at the meeting?

The Board has set April 2, 2007, as the record date for the annual meeting. If you were a stockholder of record at the close of business on April 2, 2007, you are entitled to vote at the meeting.

As of the record date, 15,672,819 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 15,672,819 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of all of the shares of the outstanding common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, telephone or internet.

How do I vote my shares?

If you are a stockholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and internet procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for stockholders who hold their shares in street name.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What vote is required for a proposal to be approved?

Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting.

Each other matter that may be acted upon at the meeting will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the meeting and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. Withholding authority to vote for one or more of the directors will have no effect on the voting for the election of any director who is among the seven nominees receiving the highest number of votes FOR his election.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the Nasdaq Stock Market. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker or other nominee has discretionary authority to vote your shares on the election of directors, even if your broker or other nominee does not receive voting instructions from you.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the meeting. We do not know of any other business to be considered at the meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the stockholder of record.

Who will count the vote?

Representatives of Wells Fargo Shareowner Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

How does the Board recommend that I vote?

You will vote on the following management proposal:

•	Election of directors: Luke Evnin, Ph.D., Mark B. Knudson, Ph.D., Stephen Kraus, Howard Liszt, Richard Nigon, J. Robert Paulson, Jr. and John Schulte.

The Board of Directors recommends that you vote FOR the election of each of the nominees to the Board of Directors.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone and do not specify how you want to vote your shares, we will vote your shares FOR the election of all of the nominees for director.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a stockholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact Wells Fargo Shareowner Services at 1-800-468-9716.

Where and when will I be able to find the results of the voting?

Preliminary results will be announced at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the quarter ending June 30, 2007 to be filed with the Securities and Exchange Commission.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

What are the deadlines for submitting stockholder proposals for the 2008 annual meeting?

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2008 annual meeting, the written proposal must be received at our principal executive offices at 2800 Patton Road, St. Paul, Minnesota 55113, Attention: Corporate Secretary, on or before December 19, 2007. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Our bylaws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Corporate Secretary of Restore Medical at our principal executive offices in St. Paul, Minnesota, no less than 90 days nor more than 120 days prior to the anniversary date of the last annual meeting. For the 2008 annual meeting, director nominations and stockholder proposals must be received on or before February 16, 2008. The proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, Restore Medical, 2800 Patton Road, St. Paul, Minnesota 55113, telephone (651) 634-3111. Stockholder proposals that are received by us after February 16, 2008, may not be presented in any manner at the 2008 annual meeting.

How can I communicate with Restore Medical’s Board of Directors?

Stockholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors, all independent directors or specified individual directors to: Restore Medical, Inc., c/o Corporate Secretary, 2800 Patton Road, St. Paul, Minnesota 55113. All communications will be compiled by the Corporate Secretary and submitted to the Board or the specified directors on a periodic basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned five percent or more of our common stock, each of our directors, each of the executive officers named in the Summary Compensation Table in this proxy statement and our directors and executive officers as a group, as of February 14, 2007. Percentage ownership calculations for beneficial ownership are based on 15,561,208 shares outstanding as of February 14, 2007. Unless otherwise noted, the stockholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them and their address is c/o Restore Medical, Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

	Amount and
	Nature of Beneficial		Percent of
Name of Beneficial Owner	Ownership(1)		Class

MPM Capital Funds	4,435,084	(3)(4)	27.6
Bessemer Venture Partners	1,379,308	(5)	8.9
Magnetar Financial LLC	1,367,116	(6)	8.8
Royce & Associates, LLC	1,091,700	(7)	7.0
General Electric Pension Trust	872,069	(8)	5.6
J. Robert Paulson, Jr.	214,234	(2)	1.4
Christopher R. Geyen	—		*
John J. Foster	64,577	(2)	*
Paul J. Buscemi	12,499	(2)	*
Edward W. Numainville	36,270	(2)	*
Luke Evnin, Ph.D.	4,435,084	(9)	27.6
Mark B. Knudson, Ph.D.	1,649,901	(2)(10)	10.6
Stephen Kraus	—		*
Howard Liszt	5,000		*
Richard Nigon	—		*
John Schulte	35,000	(2)	*
All directors and executive officers as a group (16 persons)	6,501,415	(11)	39.4

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares of common stock.

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which that person has the right to acquire within 60 days following February 14, 2007. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which that person or persons has or have the right to acquire within 60 days following February 14, 2007, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes the following shares subject to options exercisable currently or within 60 days of February 14, 2007: Mr. Paulson, 204,234 shares; Mr. Foster, 64,577 shares; Mr. Buscemi, 12,499 shares; Mr. Numainville, 29,763 shares; Dr. Knudson, 40,000 shares; and Mr. Schulte, 35,000 shares.

(3)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007 by MPM BioVentures II-QP, L.P. and a group of affiliated entities, which reported sole voting and dispositive power and shared voting and dispositive power as of December 31, 2006, as follows: (i) MPM BioVentures II-QP, L.P. (“BV QP”), sole voting and dispositive power as to 2,985,706 shares; (ii) MPM BioVentures II, L.P. (“BV II”), sole voting and dispositive power as to 329,524 shares; (iii) MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG (“BV KG”), sole voting and dispositive power as to 1,051,115 shares; MPM Asset Management Investors 2000B LLC (“AM 2000”), sole voting and dispositive power as to 68,739 shares; (iv) Ansbert Gadicke, shared voting and dispositive power as to 4,435,084 shares and (v) Luke Evnin, shared voting and dispositive power as to 4,435,084 shares. MPM Asset Management II, L.P. (“AM II LP”) and MPM Asset Management II LLC (“AM II LLC”) are the direct and indirect general partners of BV QP, BV II and BV KG. Messrs. Gadicke and Evnin are members and investment managers of Asset 2000 and AM II LLC and each disclaims beneficial ownership of the shares owned by AM II LLC and its affiliates except to the extent of their proportionate pecuniary interest therein. The address for each of these affiliated entities is c/o MPM Capital L.P., The John Hancock Tower, 200 Clarendon Street, 54th Floor, Boston, MA 02116.

(4)	Includes warrants exercisable within 60 days of February 14, 2006 as follows: (i) 306,986 by BV QP.; (ii) 33,880 by BV II; (iii) 108,073 by BV KG and (iv) 7,067 by Asset 2000.

(5)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007 by Deer VI & Co, LLC (“Deer VI”), Bessemer Venture Partners VI L.P. (“BVP”), Bessemer Venture Partners Co-Investment L.P. (“BVPCI”) and Bessemer Venture Partners VI Institutional L.P. (“BVPI”), which reported shared voting and dispositive power as of December 31, 2006 as to 1,379,308 shares. As of December 31, 2006, BVP was the record holder of 1,018,966 shares of common stock, BVPCI was the record holder of 343,102 shares of common stock and BVPI was the record holder of 17,240 shares of common stock. By virtue of their relationship as affiliated entities, whose general partner has overlapping individual executive managers, as the case may be, each of BVP, BVPCI and BVPI may be deemed to beneficially own and share the power to direct the disposition and vote of the aggregate 1,379,308 shares held by BVP, BVPCI and BVPI. Deer VI, as sole general partner of BVP, BVPCI and BVPI, may also be deemed to beneficially own these shares. Each reporting person disclaims beneficial ownership of such shares except to the extent of their pecuniary interest, if any. The address of each of these affiliated entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Larchmont, NY 10583.

(6)	This information is based on a Schedule 13G field with the Securities and Exchange Commission on February 14, 2007 by Magnetar Financial LLC, a registered investment advisor, and a group of affiliated entities, which reported voting and dispositive power as of February 5, 2007, as follows: (i) Magnetar Financial LLC, sole voting and dispositive power as to 807,562 shares held for the account of Magnetar Capital Master Fund (“MCMF”) and (ii) Magnetar Capital Partners, Supernova Management and Alec N. Litowitz, shared voting and dispositive power as to 1,367,116 shares, consisting of 807,562 shares held for the account of MCMF, 2,594 shares held for the account of Magnetar SGR Fund, Ltd, 47,591 shares held for the account of Magnetar SGR Fund, LP and 509,369 shares held for the account of certain managed accounts (the “Managed Accounts”). Magnetar Financial LLC serves as investment advisor to MCMF and in such capacity exercises voting and investment power over the shares held for the account of MCMF. Magnetar Investment Management, a registered investment advisor, serves as investment advisor to the Managed Accounts, Magnetar SGR Fund, Ltd and Magetar SGR Fund, LP and in such capacity exercises voting and investment power over the shares held by such accounts. Supernova Management is the general partner of Magnetar Capital Partners and Mr. Litowitz is the manager of Supernova Management. The address for each of these affiliated entities is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.

(7)	This information is based on a Schedule 13G filed with the Securities and Exchange Commission on January 31, 2007 by Royce & Associates, LLC, a registered investment advisor, which reported sole voting and dispositive power as of December 31, 2006 to 1,091,700 shares. The address for Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(8)	This information is based on Amendment No. 3 to a Form 13F filed with the Securities and Exchange Commission on January 31, 2007 by General Electric Company, which reported the ownership of 872,069 shares by GE Asset Management Incorporated. GE Asset Management Incorporated, a registered investment advisor and wholly owned subsidiary of General Electric Company, holds voting and/or dispositive power over these shares which are held by General Electric Pension Trust. General Electric Company disclaims beneficial ownership of the shares held by General Electric Pension Trust. The address for General Electric Company is 3135 Easton Turnpike, Fairfield, CT 06828.

(9)	Consists of 3,979,078 shares and warrants to purchase 456,006 shares owned by MPM Capital Funds. See Footnotes (3) and (4). As described in Footnote (3), Dr. Evnin, one of the members of our Board of

Directors, holds shared voting and/or dispositive power over the shares held by BV QP, BV II, BV KG and Asset 2000. Dr. Evnin disclaims beneficial ownership of the shares owned by the MPM Capital Funds except to the extent of his proportionate pecuniary interest therein.

(10)	Consists of 7,185 shares, warrants to purchase 410 shares and options owned by Dr. Knudson described in Footnote (2). Also consists of the 1,560,141 shares and warrants to purchase 42,165 shares owned by Venturi I, LLC. Dr. Knudson, the Chairman of our Board of Directors, holds voting and/or dispositive power over the shares held by Venturi I, LLC. Dr. Knudson disclaims beneficial ownership of the shares owned by Venturi I LLC except to the extent of his proportionate pecuniary interest therein.

(11)	Includes 932,311 shares of common stock issuable upon exercise of options and warrants currently exercisable or exercisable within 60 days of February 14, 2007, inclusive of the options exercisable as described in Footnote (2).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2006 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2006 were satisfied, except that Craig Palmer, our Vice President — Sales, was late in filing a Form 4 reporting a grant of stock options under our 1999 Omnibus Stock Plan; such stock options were subsequently reported on a Form 5.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors currently has seven members: Luke Evnin, Ph.D., Mark B. Knudson, Ph.D., Stephen Kraus, Howard Liszt, Richard Nigon, J. Robert Paulson, Jr. and John Schulte. At this year’s annual meeting, proxies will be solicited to re-elect each of the above named directors to serve until the 2008 annual meeting or until their successors are elected and qualified. Each of these nominees has agreed to serve as a director if elected. Proxies may not be voted for more than seven directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors comprising the Board of Directors.

The affirmative vote of a plurality of the common stock present and entitled to vote at the annual meeting with respect to the election of directors is required for the election of the nominees to the Board of Directors.

The Board of Directors recommends a vote FOR election of the nominated directors. Proxies will be voted FOR the election of the nominees unless otherwise specified.

The nominees for election as directors have provided the following information about themselves.

Luke Evnin, Ph.D., age 43, has served as one of our directors since June 2000. Dr. Evnin has served as a General Partner of MPM Capital, a life science venture capital firm, since 2000. Prior to joining MPM, Dr. Evnin served in several positions, including general partner at Accel Partners from 1991 to 1998. Dr. Evnin is also a director of Metabasis Therapeutics, Inc., a publicly-held biopharmaceutical company. He is also a director of several privately held companies.

Mark B. Knudson, Ph.D., age 58, has served as our Chairman and a director since our inception in 1999 and served as our President from inception in 1999 until 2002. He currently serves as President and Chief Executive Officer of EnteroMedics Inc., a company developing devices for application in the treatment of gastrointestinal disorders, where he has served since 2003. Since 1999 he has also served as President and Chief Executive Officer of Venturi Development Group, Inc. Dr. Knudson is currently a member of the board of directors of several privately held companies. Dr. Knudson received a Bachelor of Science degree from Pacific Lutheran University and a Ph.D. in Cardiovascular Physiology from Washington State University. Dr. Knudson was elected to membership in Sigma Xi, a scientific research honor society of North America in 1975. He is a fellow of the American Heart Association.

Stephen Kraus, age 30, has served as one of our directors since January 2004. Since January 2003, Mr. Kraus has served as a consultant to Bessemer Venture Partners, pursuing selected healthcare technology investments for Bessemer Venture Partners. He also served as a Director of the Ironwood Equity Fund, a small business investment corporation, where he has served from January 2003 until July 2006. Prior to his engagement with Ironwood and Bessemer Venture Partners, Mr. Kraus was a consultant at Bain and Company.

Howard Liszt, age 60, has served as one of our directors since May 2006. From January 2000 to the present, Mr. Liszt has served as a Senior Fellow at the University of Minnesota. Prior to that, he was Chairman of the Board of Coleman Natural Products from 1999 to 2002. Mr. Liszt also served as Chief Executive Officer of Campbell Mithun from 1994 to 2000. Mr. Liszt currently is a member of the board of Land O Lakes and is also a director of several privately held companies. Mr. Liszt previously served on the board of Shuffle Master Inc. and Zomax Inc..

Richard Nigon, age 59, has served as one of our directors since May 2006. Mr. Nigon served as Executive Vice President and Director of Corporate Finance of Miller Johnson Steichen Kinnard, Inc., an investment banking firm, from February 2001 to December 2006, when Miller Johnson Steichen Kinnard, Inc. was acquired by Stifel Nicolaus. Mr. Nigon now serves as Managing Director, Private Placements for Stifel Nicolaus. Prior to that, Mr. Nigon was Senior Vice President and Chief Financial Officer of Dantis, Inc. from January 2000 to February 2001. Mr. Nigon was a certified public accountant at Ernst & Young LLP from 1970 to February 2000 and served as partner from 1981 to 2000. Mr. Nigon currently is a member of the board of Vascular Solutions, Inc., a publicly-held medical device company. He is also a director of several privately held companies.

J. Robert Paulson, Jr., age 50, was appointed President, Chief Executive Officer and a director of our company in April 2005. Prior to joining us, Mr. Paulson served as Chief Financial Officer and Vice President of Marketing for Endocardial Solutions, Inc. from August 2002 until January 2005 when it was acquired by St. Jude Medical, Inc. From 2001 to June 2002, Mr. Paulson was the Senior Vice President and General Manager of the Auditory Division of Advanced Bionics Corporation, and between 1995 and 2001, Mr. Paulson served in various capacities at Medtronic, Inc., including Vice President and General Manager of the Surgical Navigation Technologies business unit; Vice President of Corporate Strategy and Planning; and Director of Corporate Development. Mr. Paulson currently serves on the board of directors of two publicly-held medical device companies, MedicalCV Inc. and Vascular Solutions, Inc.

John Schulte, age 58, has served as one of our directors since October 2001. He currently is President and Chief Executive Officer of The Spectranetics Corporation, a publicly-held manufacturer of single-use medical devices used in minimally-invasive surgical procedures within the cardiovascular system, where he has served since January 1, 2003. From October 1, 2001 to December 31, 2002, Mr. Schulte was Chief Executive Officer of Consensus Pharmaceuticals, Inc., a privately-held biotechnology company. Prior to that, Mr. Schulte served from November 1998 to October 2001 as President and Chief Executive Officer of Somnus Medical Technologies, Inc., a medical device company specializing in the design, development, manufacturing and marketing of minimally-invasive medical devices for the treatment of upper airway disorders. Mr. Schulte has served as a director of The Spectranetics Corporation since 1996.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. This review is based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with Restore Medical and our management. In February 2007, our Board of Directors determined that no transactions or relationships existed that would disqualify any of our directors under Nasdaq Stock Market rules or require disclosure under Securities Exchange Commission rules, with the except of J. Robert Paulson, Jr., our President and Chief Executive Officer, because of his employment relationship with Restore Medical. Based upon that finding, the Board determined that Messrs. Evnin, Knudson, Kraus, Liszt, Nigon and Schulte are “independent.” Each of our Audit, Nominating and Governance and Compensation Committees is composed only of independent directors.

Director Qualifications and Selection Process

The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of Restore Medical’s stockholders. In evaluating a candidate for nomination as a director of the company, the Nominating and Governance Committee will consider criteria including business and financial expertise; experience in the medical device industry or other fields of scientific or medical endeavor; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating and Governance Committee will consider these criteria for nominees identified by the committee, by stockholders, or through some other source.

These general criteria are subject to modification and the Nominating and Governance Committee shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the committee may deem appropriate or as required by applicable laws and regulations.

The Nominating and Governance Committee will consider qualified candidates for possible nomination that are submitted by Restore Medical’s stockholders. Stockholders wishing to make such a submission may do so by sending the following information to the Nominating and Governance Committee c/o Corporate Secretary at 2800 Patton Road, St. Paul, Minnesota 55113: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Nominating and Governance Committee makes a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and the company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Governance Committee by any stockholder in connection with the 2007 annual meeting. Any stockholder desiring to present a nomination for consideration by the Board of Directors prior to our 2008 annual meeting must do so prior to February 16, 2008, in accordance with our bylaws, in order to provide adequate time to duly consider the nominee.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Nominating and Governance and Compensation. The standing committees regularly report on their activities and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on the Corporate Governance section of the Investor Relations page on our website at www.restoremedical.com. Stockholders may request a free printed copy of any of these charters by contacting our Corporate Secretary at Restore Medical Inc., 2800 Patton Road, St. Paul, Minnesota 55113.

The Board of Directors held six meetings during fiscal year 2006. Each director attended at least 80% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

The following table reflects the current membership of each Board committee.

Committee Membership

Name	Audit	Nominating and Governance	Compensation

Luke Evnin, Ph.D.			✓
Mark B. Knudson, Ph.D.	✓
Stephen Kraus		✓
Howard Liszt	✓	Chair
Richard Nigon	Chair	✓
J. Robert Paulson, Jr.
John Schulte			Chair

Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of our financial statements, our internal controls, our compliance with legal and regulatory requirements and the qualifications, performance and independence of our independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditor, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. All of the Audit Committee members meet the existing independence and experience requirements of the Nasdaq Stock Market and the Securities and Exchange Commission. Our Board of Directors has identified Richard Nigon, our Audit Committee Chair, as an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee held two meetings during 2006 following our initial public offering (“IPO”) of stock in May 2006. During the meetings, the Audit Committee met in private session with our independent auditor and alone in executive session without members of management present.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board by identifying individuals qualified to become Board members and recommending to the Board the nominees for election as directors at the next annual meeting of stockholders. The Nominating and Governance Committee also manages the performance review process for our current directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews charters of all Board committees, reviews and evaluates succession plans for executive officers, reviews and makes recommendations to the Board regarding our corporate governance principles and processes and makes recommendations to the Board regarding any stockholder proposals. All of the Nominating and Governance Committee members meet the existing independence requirements of the Nasdaq Stock Market. The Nominating and Governance Committee held one meeting in 2006 following our IPO in May 2006. During the meeting, the Nominating and Governance Committee held an executive session without members of management present.

Compensation Committee

The Compensation Committee is responsible for assisting the Board by overseeing the administration of our compensation programs and reviewing and approving the compensation paid to our executive officers. The Compensation Committee approves corporate goals related to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer’s performance and compensates the Chief Executive Officer based on this evaluation. All of the Compensation Committee members meet the existing independence requirements of the Nasdaq Stock Market. The Compensation Committee held one meeting in 2006 following our IPO in May 2006. During the meeting, the Compensation Committee held an executive session without members of management present.

Executive Sessions of the Board

Our non-employee directors meet in executive session at each regular meeting of the Board without the Chief Executive Officer or any other member of management present.

Attendance at the Annual Meeting

Our Board of Directors encourages each of its members to attend the annual meeting of stockholders. The 2007 annual meeting will be our first annual meeting as a publicly traded company.

Code of Business Conduct and Ethics

We have adopted the Restore Medical, Inc. Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer, controller and other employees performing similar functions. A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of the Investor Relations page on our website at www.restoremedical.com. We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to any director or officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions, promptly following the date of such amendment or waiver.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Restore Medical develops and markets medical devices designed to treat sleep-disordered breathing. We participate in the large U.S. medical device industry, and for compensation purposes we generally compare ourselves against other publicly-traded medical device companies with annual revenues less than $100 million. We believe the overall salary structure for our company is generally at the mid-point for comparably sized publicly-traded medical device companies.

Our Compensation Committee, which is comprised of two independent, non-employee directors, discharges the responsibilities of our Board of Directors with respect to all forms of compensation of our executive officers and oversight of our compensation plans. Our common stock has been listed on the Nasdaq Stock Market since May 17, 2006, following the pricing of our initial public offering. Prior to that time, many of our compensation decisions were determined by the Board of Directors, as a whole, as our focus was attracting and employing a new management team for the purpose of entering the public market. Going forward, the Compensation Committee is responsible for developing and recommending to the Board our executive compensation program for J. Robert Paulson, Jr., our President and Chief Executive Officer, and our other principal executive officers.

The Compensation Committee has the authority to retain outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions.

Compensation Philosophy

Restore Medical is committed to attracting, hiring and retaining an experienced management team that can successfully manufacture, market and sell our existing medical device as well as develop new medical devices. Our fundamental executive compensation philosophy is to provide our executive officers with competitive compensation opportunities based upon their contributions to the development of our business, including the company’s financial success and long-term interests of our stockholders, as well as the officers’ personal performance. Each executive officer’s total compensation is contingent upon both overall company performance and each such executive officer’s individual performance. Accordingly, the compensation package for each executive officer is comprised of three elements: (i) a base salary that reflects individual experience and performance and is intended to be competitive in the context of applicable market factors; (ii) cash incentive payments that are contingent upon specific performance and achievement factors; and (iii) stock-based incentive awards which will reward long-term performance and align the mutuality of interests between our executive officers and our stockholders. Total compensation is measured against similarly sized organizations in the medical device industry. The mix of base pay, annual cash incentive and long-term incentive is designed to reflect a bias towards pay for performance by placing a large percentage of target compensation at risk.

Compensation Determination Process and Components

The Compensation Committee reviews the executive compensation program in connection with our annual performance review process, which typically concludes on or about February 1st of each fiscal year. In general, the Compensation Committee begins by reviewing credible third-party survey information of comparably sized, publicly-traded medical device companies to benchmark our competitive position for the three principal components of executive compensation — base salary, annual incentives and long-term incentives. Our policy for determining the allocation between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain our executive officers, while providing incentives to maximize long-term value for the company and our stockholders. We provide cash compensation in the form of base salary to meet competitive salary norms and reward performance against specific short-term goals in the form of cash bonus compensation.

In particular with respect to our Chief Executive Officer, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and determines and approves the CEO’s compensation based on this evaluation. In determining the long-term incentive component of compensation, the Compensation Committee considers, among other factors, the company’s performance and relative stockholder return, the awards given in past years and any other relevant factors.

Management does have a role in the compensation process. The CEO and CFO participate in the Compensation Committee’s meetings at the committee’s request. Management does not participate in the final determination or recommendation of the amount or form of executive compensation, except that Mr. Paulson makes compensation recommendations for the other executive officers, which the Compensation Committee may, but is not required, to consider. Mr. Paulson does not make an initial recommendation on his own compensation.

From time to time, the Compensation Committee may use outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee.

Base Salary

Base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles, and are paid in cash on a semi-monthly basis. The base salaries for our executive officers are established at the beginning of each fiscal year based on each individual’s experience, an analysis of each individual’s performance during the prior year, market factors including the salary levels of comparable positions in the medical device industry using credible third-party survey information, and other publicly available data of comparable companies. The base salaries for our executive officers are structured to be market-competitive and to attract and retain these key employees. An executive’s base salary is also determined by reviewing the executive’s other compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

The Compensation Committee reviews base salaries annually. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

For fiscal 2006, Mr. Paulson’s compensation, including his base salary, was governed largely by an employment and change in control agreement we entered into on April 11, 2005 with Mr. Paulson when he joined the company. That agreement provided that Mr. Paulson would receive a base salary of $250,000. The 2006 base salary for Christopher R. Geyen, our Chief Financial Officer, was also primarily governed by an employment and change in control agreement we entered into on March 13, 2006 when he joined the company. That agreement provided that Mr. Geyen would receive a base salary of $185,000. Both such employment and change in control agreements have subsequently been amended and restated, and base salary now is determined annually by the Compensation Committee for each of our executive officers.

The other executive officers named in this proxy statement received the following base salaries for fiscal year 2006:

Name	Principal Position	2006 Base Salary

John J. Foster	Former Senior Vice President — Commercial Operations	$214,240
Paul J. Buscemi	Vice President — Research & Development	$150,000
Edward W. Numainville	Former Vice President — Regulatory Affairs	$171,244

Annual Cash Incentives

Restore Medical’s Management Incentive Plan is designed to provide executive officers with annual incentive compensation based on the achievement of certain corporate and departmental performance objectives. This program blends objective and subjective performance factors critical to the success of the company. At the beginning of each year, the objectives are initially proposed by our Chief Executive Officer. The objectives are then reviewed, revised and approved by the Compensation Committee with recommendations by the Board of Directors. “Target,” “minimum,” and “maximum” levels are assigned to each performance objective to determine payouts. As necessary, the Compensation Committee may modify or re-weight the objectives during the course of the fiscal year to reflect changes in the company’s business plan.

For fiscal 2006, our performance objectives included quantitative financial goals based on revenue and operating loss targets, and qualitative goals including the completion of our initial public offering, the expansion of our U.S. sales force to 20 representatives by fiscal year end, and completion of certain milestones of certain clinical studies. The financial goals were weighted to represent 75% of the total bonus objectives, and the qualitative corporate goals were weighted to represent 25% of the total bonus objectives.

Pursuant to his employment agreement, Mr. Paulson was entitled to participate in our Management Incentive Plan for fiscal 2006 with a performance bonus target of 30% of his base salary if the performance criteria set by our Board of Directors were met by him and the company. Mr. Geyen’s agreement provided for a yearly performance bonus target of 25% of his base salary if the performance criteria set by our Board of Directors were met by him and the company.

At its January 2007 meeting, the Compensation Committee reviewed the achievement of the individual and corporate objectives in awarding bonuses under the Management Incentive Plan, and concluded that 40.53% of the 2006 performance objectives had been earned. The Board of Directors, upon the recommendation of the Compensation Committee, approved the 2006 bonus awards on February 1, 2007. As a result, the following bonuses were awarded to each of the executive officers named in this proxy statement for the year ended December 31, 2006:

Payout by Participant

	Base	Bonus Target		Bonus Earned
Name	Pay	%	$	%	$

J. Robert Paulson, Jr.	$275,000	30%	$82,500	12.2%	$33,433
Christopher R. Geyen	$185,000	25%	$46,250	10.1%	$18,743
John J. Foster	$214,240	25%	$53,560	10.1%	$21,705
Paul J. Buscemi	$150,000	15%	$22,500	6.1%	$9,118
Edward W. Numainville	$171,244	15%	$25,687	6.1%	$10,409

The 2007 Management Incentive Plan is expected to provide an appropriate incentive compensation opportunity for our executive officers which is comparable to and competitive with incentive compensation programs offered by comparable sized publicly-traded medical device companies. Proposed increases in payout levels are intended to emphasize the importance of performance-based compensation, while bringing total potential compensation for key officers of the company closer to the mid-point of the competitive range. Participation in the 2007 Management Incentive Plan will be expanded to include all director level employees as well.

Long-Term Incentives

Our 1999 Omnibus Stock Plan allows us the opportunity to grant stock options, restricted stock and other equity-based awards. Currently, long-term incentives are awarded to our executive officers through the grant of stock options. Our stock option grants are designed to align the long-term interests of each executive officer with those of our stockholders by providing executive officers with an incentive to manage our business from the perspective of an owner with an equity stake in the business. The Compensation Committee has used stock options, rather than other forms of long-term incentives, because they create value for the executive only if stockholder value is increased through an increased share price. In general, we view stock option grants as incentives for future performance and not as compensation for past accomplishments. We also believe that equity awards reward continued employment by an executive officer, with an associated benefit to us of employee continuity and retention.

Executive officers are granted stock options at the time they commence their employment with Restore Medical. New hire grants occur at regularly scheduled Board meetings. Executive officers are also eligible for annual grants thereafter, which are expected to occur at the first regularly scheduled Board meeting of each fiscal year. Stock options granted to our executive officers generally vest over four years. Stock option grants are made with an exercise price equal to the closing market price of our common stock on the date of grant. The stock option grant date consistently has been the day the Board of Directors approves the option grant.

The Compensation Committee does not award stock options according to a prescribed formula or target. In determining the number of stock options granted to individuals and to the officers as a group, individual experience, contributions and achievements are considered, as well as the recommendations of the Chief Executive Officer. A review of each component of the executive’s compensation is conducted when determining annual equity awards to ensure that an executive’s total compensation is in line with our overall compensation philosophy.

Mr. Paulson was granted an option to purchase 408,500 shares of our common stock at an exercise price of $1.10 per share pursuant to his employment agreement. Mr. Paulson was granted an option to purchase an additional 250,000 shares of common stock at an exercise price of $8.00 per share at the conclusion of our initial public offering in May 2006. Mr. Geyen’s employment agreement provided that he would be granted an option to purchase 100,000 shares of our common stock at the fair market value on the date of grant ($8.00 per share), plus an additional stock option grant after the completion of the IPO to bring his ownership percentage up to nine-tenths of one percent on a fully diluted basis, resulting in aggregate options to purchase 178,500 shares of common stock at $8.00 per share in May 2006.

The Board of Directors approved the following stock option awards to the other executive officers named in this proxy statement at the conclusion of our IPO as a reflection of the individual performance and the impact of the executives’ knowledge, skills and abilities to meet the company’s milestones for the year ended December 31, 2006:

	2006 Stock	Exercise Price
Name	Option Award	per Share

John J. Foster	78,500	$8.00
Paul J. Buscemi	28,000	$8.00
Edward W. Numainville	28,000	$8.00

On February 1, 2007, our Board of Directors, upon the recommendation of the Compensation Committee, approved an amendment to 247,750 stock options that were granted to eleven company employees between May 15, 2006 and July 20, 2006 (including the initial 178,500 stock options that were granted to Christopher R. Geyen, our Chief Financial Officer, on May 16, 2006), whereby the exercise price of such stock options was reduced to $3.89 per share (the closing price of our common stock on the Nasdaq Global Market on February 1, 2007).

The objectives of the stock option re-pricing were to address (i) the discrepancy in equity value of stock options granted to this group of employees who were recruited to Restore Medical during a critical period in our growth in connection with or immediately subsequent to our IPO, versus the equity value provided in stock options granted to other employees prior to our initial public offering or subsequent to July 20, 2006 with a significantly lower exercise price per share, and (ii) the potential retention issue with respect to this group of employees presented by this discrepancy in equity value of stock options. The Compensation Committee determined that the stock option re-pricing for these eleven employees was consistent with the company’s objective of having all new employees, especially new sales representatives and management, to share a common equity incentive in accelerating the growth of Restore Medical’s business, as well as providing an appropriate and market based incentive.

All other terms of the stock options, including vesting and termination dates, remained the same. Mr. Geyen’s stock options were the only stock options held by our executive officers or directors that were impacted by the re-pricing.

Other Compensation

We provide our executive officers with benefits including health insurance, life and disability insurance and dental insurance, that we believe are reasonable, competitive and consistent with the company’s overall executive compensation program in order to attract and retain talented executives. The Compensation Committee periodically reviews the levels of benefits provided to executive officers.

Restore Medical provides a 401(k) retirement savings plan in which all full-time employees, including the executive officers, may participate. Eligible employees may elect to reduce their current compensation by an amount no greater than the statutorily prescribed annual limit and may have that amount contributed to the 401(k) plan. Participation of the executive officers is on precisely the same terms as any other participant in the plan. Matching contributions may be made to the 401(k) plan at the discretion of our Board. To date, we have not made any contributions to the 401(k) plan.

Severance Benefits

Restore Medical has entered into change-in-control severance agreements with each of our executive officers that provide financial protection in the event of a change-in-control of the company that disrupts an executive officer’s career. These agreements are designed to attract and retain high caliber executive officers, recognizing that change in control protections are commonly provided at comparable companies with which we compete for executive talent. In addition, the Compensation Committee believes change-in-control protections enhance the impartiality and objectivity of the executive officers in the event a change-in-control transaction and better ensure that stockholder interests are protected. A more complete description of the change-in-control agreements is found at page 21 of this proxy statement.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.

Section 162(m) of the Code did not affect the deductibility of compensation paid to our executive officers in 2006 and it is anticipated it will not affect the deductibility of such compensation expected to be paid in the foreseeable future. The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if warranted.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of the Board of Directors of Restore Medical

John Schulte, Chair	Luke Evnin, Ph.D.

Summary Compensation Table

The following table shows the cash and non-cash compensation for the last fiscal year awarded to or earned by individuals who served as our Chief Executive Officer or Chief Financial Officer and each of our three other most highly compensated executive officers during fiscal year 2006.

Summary Compensation Table

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

J. Robert Paulson, Jr.	2006	262,500	—	573,603	33,433	2,833	872,369
President and Chief Executive Officer
Christopher R. Geyen(5)	2006	152,881	—	145,590	18,743	2,588	319,802
Senior Vice President and Chief Financial Officer
John J. Foster(6)	2006	214,240	—	61,990	21,705	6,287	304,222
Former Senior Vice President — Commercial Operations
Paul J. Buscemi	2006	150,000	—	110,401	9,118	2,275	271,794
Vice President — Research and Development
Edward W. Numainville(7)	2006	171,244	—	25,763	10,409	5,960	213,376
Former Vice President — Regulatory Affairs

(1)	Under current reporting rules, only discretionary or guaranteed bonuses are disclosed in this column. We award bonuses solely on our achievement of certain performance targets. Accordingly, bonus payments are reported in the Non-Equity Incentive Plan Compensation column.

(2)	The amounts in this column are calculated based on FAS 123R for options granted after January 1, 2006 or the intrinsic value method for options granted prior to the adoption of FAS 123R and equal the financial statement compensation expense as reported in our 2006 statement of operations for the fiscal year excluding the financial impact of the estimated forfeitures related to service-based vesting conditions. A pro rata portion of the total expense calculated at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model for grants after January 1, 2006 or the minimum value method for grants prior to January 1, 2006. The assumptions used to arrive at the value are disclosed in Note 10 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(3)	Represents bonuses earned under our Management Incentive Plan.

(4)	Amounts shown for each executive officer include healthcare benefit payments.

(5)	Mr. Geyen joined the company in March 2006.

(6)	Mr. Foster resigned from the company effective February 2, 2007.

(7)	Mr. Numainville resigned from the company effective March 2, 2007.

Grants of Plan-Based Awards

The following table summarizes the 2006 grants of equity and non-equity plan-based awards to the executive officers named in the Summary Compensation Table. All of these equity and non-equity plan-based awards were granted under our 1999 Omnibus Stock Plan and Management Incentive Plan.

Grants of Plan-Based Awards

					All Other
					Option Awards:			Grant Date
		Estimated Future			Number of			Fair Value
		Payouts Under Non-Equity			Securities			of Stock
		Incentive Plan Awards(2)			Underlying	Exercise or Base	Closing	and Option
	Grant	Threshold	Target	Maximum	Options	Price of Option	Market Price	Awards
Name	Date(1)	($)	($)	($)	(#)(3)	Awards ($/Sh)	($/Sh)(4)	($)(5)

J. Robert Paulson, Jr.	5/16/06	—	82,500	123,750	250,000	$8.00	$8.00	$1,305,000
Christopher R. Geyen(6)	5/16/06	—	46,250	70,300	178,500	$8.00	$8.00	$931,770
John J. Foster	5/16/06	—	53,560	81,411	78,500	$8.00	$8.00	$409,770
Paul J. Buscemi	5/16/06	—	22,500	30,000	28,000	$8.00	$8.00	$146,160
Edward W. Numainville	5/16/06	—	25,687	34,248	28,000	$8.00	$8.00	$146,160

(1)	The grant date of all equity awards is the date on which the Board of Directors approved the award.

(2)	Represents bonuses earned under our Management Incentive Plan. The target bonus for each executive officer will be a percentage of the respective base salary for the executive officer. Under the Management Incentive Plan for 2006, Mr. Paulson could have earned a bonus up to 45% of his base salary with a target of 30% of his base salary. Messrs. Geyen and Foster could have earned a bonus of 38% of their respective base salary with a target of 25% of their respective base salaries. Messrs. Buscemi and Numainville could have earned a bonus of 20% of their base salary with a target of 15% of their base salary. Each of their bonuses was weighted 75% on quantitative financial objectives and 25% on qualitative corporate objectives. Under the Management Incentive Plan, there are no guaranteed minimum payouts. In other words, the minimum level of payout or the threshold level is zero. While the Management Incentive Plan allows for payouts at less than the target level, all such payments are made at the sole discretion of the Board of Directors. The bonuses are reviewed by the Compensation Committee and, upon the recommendation of the Compensation Committee, approved by the Board of Directors. The actual awards made to the executive officers in the table are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation table and are discussed further above under the heading “Compensation Discussion and Analysis.”

(3)	Stock options are granted under our 1999 Omnibus Stock Plan and vest 25% on the first anniversary of the date of grant, and 1/36th per month for 36 months thereafter.

(4)	Our common stock has been listed on the Nasdaq Global Market tier of the Nasdaq Stock Market under the symbol “REST” since May 17, 2006, following the pricing of our initial public offering at $8.00 per share on May 16, 2006.

(5)	Valuation of awards based on the grant date fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 10 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(6)	On February 1, 2007, the Board of Directors, upon the recommendation of the Compensation Committee, approved an amendment to 247,750 stock options that were granted to eleven company employees between May 15, 2006 and July 20, 2006 (including the initial 178,500 stock options that were granted to Christopher R. Geyen, our Chief Financial Officer, on May 16, 2006), whereby the exercise price of such stock options was reduced to $3.89 per share (the closing price of our common stock on the Nasdaq Global Market on February 1, 2007). All other terms of the stock options, including vesting and termination dates, remained the same. Mr. Geyen’s stock options were the only stock options held by our executive officers or directors that were impacted by the re-pricing. The incremental fair value resulting from the repricing of Mr. Geyen’s stock option (computed as of the modification date of February 1, 2007 in accordance with FAS 123R) would be $102,974.

1999 Omnibus Stock Plan

Our 1999 Omnibus Stock Plan was adopted in November 1999, and amended by our stockholders in March 2006. The number of shares of common stock authorized for issuance under the Plan is 3,325,000 shares. As of December 31, 2006, options to purchase an aggregate of 2,399,306 shares of common stock were outstanding under the Plan and an aggregate of 337,287 shares of common stock had been issued upon the exercise of stock options under the Plan. Any options granted under the Plan that expire or are terminated prior to exercise and any shares of common stock that were purchased by exercise of options granted under the Plan and that we repurchase will be eligible for issuance under the Plan.

The Plan provides for the grant of incentive stock options and nonqualified stock options. Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date. The options granted to participants owning more than 10% of our outstanding voting stock must be granted at an exercise price not less than 110% of fair market value of the common stock on the grant date. The options expire on the date determined by the Board of Directors, but may not extend more than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of our outstanding voting stock expire five years from the grant date. Options typically vest 25% after the first year with the remaining vesting 1/36th each month thereafter. Our officers, employees, directors, consultants, independent directors and affiliates are eligible to receive options under the Plan; however, incentive stock options may only be granted to our employees.

The Compensation Committee of our Board of Directors administers the Plan. Our Board of Directors or the Compensation Committee may select the recipients of options and determine, subject to any limitations in the Plan:

•	the number of shares of common stock covered by options and the dates upon which those options become exercisable;

•	the exercise prices of options;

•	the duration of options; and

•	the methods of payment of the exercise price.

Certain option agreements issued pursuant to the Plan provide that upon the occurrence of a change-in-control event (as defined in the option agreements under the Plan), 50% of the unvested options outstanding as of the date of the change-in-control event will become immediately exercisable. We have also entered into certain option agreements that provide that upon the occurrence of a change-in-control event (as defined in the option agreements under the Plan), 100% of the unvested options outstanding as of the date of the change-in-control event will become immediately exercisable.

Our Board of Directors may amend, modify or terminate any outstanding award, only with the consent of the holder, unless our Board determines that the amendment, modification or termination would not materially and adversely affect the holder. Our Board of Directors may at any time amend, suspend or terminate the Plan, except that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until the requisite stockholder approval is obtained.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the unexercised stock options held at the end of fiscal year 2006 by the executive officers named in the Summary Compensation Table. We have not granted restricted stock or other equity incentive plan awards to our executive officers.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable(1)	Unexercisable(1)	($)	Date

J. Robert Paulson, Jr.	170,197	238,304	$1.10	4/11/15
	—	250,000	$8.00	5/16/16
Christopher R. Geyen(2)	—	178,500	$8.00	5/16/16
John J. Foster	60,411	39,589	$1.10	7/1/14
	—	78,500	$8.00	5/16/16
Paul J. Buscemi	10,156	27,344	$1.10	11/17/15
	—	28,000	$8.00	5/16/16
Edward M. Numainville	23,252	—	$1.10	8/26/12
	3,645	1,355	$1.10	1/1/14
	8,436	6,564	$1.10	9/15/14
	—	28,000	$8.00	5/16/16

(1)	Stock options are granted under our 1999 Omnibus Stock Plan and vest 25% on the first anniversary of the date of grant, and 1/36th per month for 36 months thereafter.

(2)	On February 1, 2007, the Board of Directors, upon the recommendation of the Compensation Committee, approved an amendment to 247,750 stock options that were granted to eleven company employees between May 15, 2006 and July 20, 2006 (including the initial 178,500 stock options that were granted to Christopher R. Geyen, our Chief Financial Officer, on May 16, 2006), whereby the exercise price of such stock options was reduced to $3.89 per share (the closing price of our common stock on the Nasdaq Global Market on February 1, 2007). All other terms of the stock options, including vesting and termination dates, remained the same. Mr. Geyen’s stock options were the only stock options held by our executive officers or directors that were impacted by the re-pricing.

Option Exercises and Stock Vested

During fiscal year 2006, no stock options were exercised by the executive officers named in this proxy statement. In addition, since no shares of restricted stock have been issued to the executive officers named in this proxy statement, no such shares vested.

Potential Payments Upon Termination or Change-in-Control

In March 2007, we entered into Amended and Restated Employment and Change-in-Control Agreements with Messrs. Paulson and Geyen, and new Employment and Change-in-Control Agreement with each of our other executive officers. The agreements do not provide a specific term for employment; rather each of our executive’s employment with us is “at-will” and may be terminated at any time, with or without notice, for any or no reason, at either the executives’ or our option. The agreements provide that such executive officers will receive a minimum base salary and will be entitled to receive annual performance incentives pursuant to the terms of the Management Incentive Plan then in effect, stock options and other benefits.

Payments Made Upon Termination for Cause.

If the employment of any of the executive officers is terminated by us for cause (i.e. for willful and deliberate violation of duty or failure to carry out orders, an act of personal dishonesty intended to result in personal enrichment at our expense or willful and deliberate misconduct), no additional payments or benefits will accrue to him or be paid to him, other than any amounts vested or earned, but unpaid to him as of the termination date.

Payments Made Upon Termination Without Cause.

If either Mr. Paulson or Mr. Geyen’s employment is terminated by us without cause prior to a change-in-control, they will be entitled to receive any amounts vested and earned, but unpaid as of the termination date, plus 12 months base salary paid according to our normal payroll schedule and up to 12 months of COBRA payments for medical and dental coverage, provided that such COBRA payments will cease in the event that they receive coverage under another company’s benefit plan, is covered under Medicare or dies. If any other executive officer is terminated by us without cause prior to a change-in-control, he will be entitled to receive any amounts vested and earned, but unpaid as of the termination date, plus six months base salary and up to six months of COBRA payments under the same terms and conditions as described above for Mr. Paulson and Mr. Geyen’s agreement. In the event, such payments are subject to Section 409A of the Internal Revenue Code, the reimbursements to be paid in the first six months following the termination will be delayed and paid in a single lump sum on the first day of the month following the date that is six months after the termination date.

Payments Made Upon Death or Disability.

If the employment of any of our executive officers is terminated due to the executive’s death or upon a finding by our Board of Directors, in its sole discretion and subject to applicable law, that such executive officer is unable to carry out his essential job functions with or without reasonable accommodation due to physical or mental disability, provided such executive has exhausted all leave to which he is entitled, no additional payments or benefits will accrue to him or be paid to him, other than any amounts vested or earned, but unpaid as of the termination date.

Potential Payments Upon Change-in-Control.

Upon the closing of the last transaction necessary to effect a change-in-control, 50% of the unvested shares underlying any stock options then held by the executive will automatically vest. For purposes of these agreements, a change-in-control includes, among other things, a change in beneficial ownership of our securities from the date of the agreement resulting in a new beneficial owner holding 50% or more of the combined voting power of our securities.

In addition, if Mr. Paulson or Mr. Geyen is terminated without cause following the closing date of the last transaction necessary to effect a change-in-control or if a constructive termination occurs (i.e. a material reduction in job responsibilities or base salary or a relocation of more than 40 miles) following the closing date of the last transaction necessary to effect a change-in-control (or in the case of the other executive officers, within 12 months following such date), such executive will be entitled to receive the respective payments discussed above under the heading “Payments Made Upon Termination Without Cause” and the remaining unvested portion of any stock options then held by such executive will immediately vest.

The change-in-control agreements provide that these executives will only be entitled to receive the additional base salary and COBRA payments described above upon certain termination events if they sign a comprehensive release of claims in a form acceptable to us that is not subsequently rescinded.

Separation Agreements.

Separation Agreement with John J. Foster.

On December 8, 2006, we entered into a Separation Agreement and General Release with John J. Foster in connection with his resignation as Senior Vice President — Commercial Operations of the company. To ensure a smooth transition, Mr. Foster remained employed through February 2, 2007 (the “Termination Date”), during which time he collaborated with the Chief Executive Officer and senior management to complete certain mutually agreed upon projects and continued to receive his current base salary, medical benefits, eligibility to participate in the Executive Benefit Plan, vesting of stock options and office space at the company. Following the Termination Date, and subject to certain terms and conditions of his separation agreement, Mr. Foster received (1) $107,120 paid in a lump sum on February 19, 2007, (2) current medical coverage through February 28, 2007 and COBRA premiums for six months beginning in March 2007, (3) rights to his portion of any payments approved by the Board under our Management Incentive Plan for 2006 consistent with the terms of the plan and (4) his current company laptop computer and mobile phone, provided all confidential or proprietary company information was removed. As consideration for these benefits, Mr. Foster executed, and did not exercise his right to rescind, a general release of any and all claims for the benefit of the company.

Separation Agreement with Edward W. Numainville.

On February 15, 2007, we entered into a Separation Agreement and General Release with Edward W. Numainville in connection with his resignation as Vice President — Regulatory Affairs of the company effective March 2, 2007. Pursuant to this agreement, and subject to certain terms and conditions, Mr. Numainville received (1) $85,622.04 paid in a lump sum on March 20, 2007, (2) current medical coverage through March 31, 2007 and COBRA premiums for the shorter of the five month period beginning April 1, 2007 or until Mr. Numainville becomes eligible for medical coverage through another employer, (3) participation in the six-month Executive Service Program through an outplacement firm as long as services are used by September 1, 2007 and (4) his current company laptop computer and mobile phone, provided all confidential or proprietary company information was removed. As consideration for these benefits, Mr. Numainville executed, and did not exercise his right to rescind, a general release of any and all claims for the benefit of the company.

The table below shows potential payments to the executive officers named in the Summary Compensation Table upon termination without cause or upon a change-in-control of Restore Medical. The amounts shown assume that termination was effective as of December 29, 2006, the last business day of the year, under change-in-control agreements that were effective as of such date and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned by the executives during 2006. The actual amounts to be paid can only be determined at the actual time of an executive’s termination. On December 8, 2006, we entered into a Separation Agreement and General Release with Mr. Foster, based on the provisions of his Change in Control Agreement dated March 13, 2006. The amounts paid to Mr. Foster pursuant to his Separation Agreement are described further on page 23 of this proxy statement.

Potential Payments Upon Termination and Change-in-Control

				Payments Upon
				Termination
		Payments Upon		Without Cause or
		Termination Without	Payments Upon	Constructive
		Cause Without	Change-in-Control	Termination After a
		Change-in-Control	Without Termination	Change-in-Control
Name	Type of Payment	($)	($)	($)

J. Robert Paulson, Jr.	Base Pay	$137,500	$—	$275,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—	370,562	741,124
	Health Care Benefits	7,416	—	14,832

	Total	144,916	370,562	1,030,956

Christopher R. Geyen	Base Pay	$92,500	—	$185,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—	—	—
	Health Care Benefits	7,416	—	14,832

	Total	99,916	—	199,832

Edward M. Numainville(2)	Base Pay	$—	$—	$196,930
	Total Spread Value of Acceleration:
	Stock Options(1)	—	12,314	12,314
	Health Care Benefits	—	—	10,439

	Total	—	12,314	219,683

(1)	Value computed for each stock option grant by multiplying (i) the difference between (a) $4.21, the closing market price of a share of our common stock on December 29, 2006, the last business day of the year and (b) the exercise price per share for that option grant by (ii) the number of shares subject to that option grant.

(2)	Mr. Numainville resigned from the company effective March 2, 2007. The amounts to be paid to Mr. Numainville pursuant to his Separation Agreement are described further on page 23 of this proxy statement.

DIRECTOR COMPENSATION

To determine director compensation, we periodically review director compensation information for a peer group of comparably sized publicly traded medical device companies. Compensation for our directors is designed to result in compensation for our directors that is competitive with that provided by the peer group.

Fees for 2006.  For 2006, our non-employee directors received the following cash payments:

Fees for attendance at Board meetings	$2,500
Additional fees for attendance at Audit, Compensation and Nominating and Governance Committee meetings	$500

In addition, our non-employee directors receive stock options under our 1999 Omnibus Stock Plan. Under our current director compensation arrangements, each non-employee director received an option to purchase 25,000 shares of our common stock after the completion of our initial public offering in May 2006 and will receive an option to purchase 12,500 shares of our common stock contemporaneously with each annual stockholder meeting, commencing in 2007. The Chairman of the Board received an additional option to purchase 5,000 shares of our common stock after the completion of our initial public offering in recognition of his leadership and service to the company during that process. The Audit Committee Chair received an additional option to purchase 5,000 shares of our common stock after the completion of our initial public offering and will receive an additional option to purchase 2,500 shares of our common stock contemporaneously with each annual stockholder meeting, commencing in 2007.

All of the stock options granted to our directors are granted under our 1999 Omnibus Stock Plan, have a 10-year term, and vest in their entirety one year from the date of grant. The exercise price of these stock options equals our closing stock trading price on the date of grant.

We reimburse all of our non-employee directors for reasonable travel and other expenses incurred in attending Board of Directors and committee meetings. Any director who is also one of our employees receives no additional compensation for serving as a director.

Director Compensation Table.  The following table shows the compensation of the members of our Board of Directors during fiscal year 2006.

Director Compensation

	Fees Earned or Paid	Option	All Other
	in Cash	Awards	Compensation	Total
Name(1)	($)	($)(2)	($)(3)	($)

Luke Evnin, Ph.D.	$8,000	$76,560	$14,149	$98,709
Mark B. Knudson, Ph.D.	$9,500	$91,875	$—	$101,375
Stephen Kraus	$5,500	$76,560	$863	$82,923
Howard Liszt	$9,500	$76,560	$37	$86,097
Richard Nigon	$7,500	$91,875	$—	$99,375
John Schulte	$8,500	$76,560	$3,596	$88,656

(1)	J. Robert Paulson, Jr., our President and Chief Executive Officer is not included in this table because he is an employee of Restore Medical and thus received no compensation for his services as a director. The compensation he received as an employee of Restore Medical is shown in the Summary Compensation Table.

(2)	The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2006 statement of operations for the fiscal year. Under FAS 123R, a pro rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 10 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The full grant date FAS 123R value of option awards granted in 2006 are as follows: Dr. Evnin: 25,000 options with a full grant date value of $122,500; Dr. Knudson: 30,000 options with a full grant date value of $147,000; Mr. Kraus: 25,000 options with a full grant date value of $122,500; Mr. Liszt: 25,000 options with a full grant date value of $122,500; Mr. Nigon: 30,000 options with a full grant date value of $147,000; and Mr. Schulte: 25,000 options with a full grant date value of $122,500.

The directors held options as of December 31, 2006, as follows:

	Vested	Unvested
Name	Options	Options

Dr. Evnin	0	25,000
Dr. Knudson	40,000	30,000
Mr. Kraus	0	25,000
Mr. Liszt	0	25,000
Mr. Nigon	0	30,000
Mr. Schulte	35,000	25,000

(3)	Represents payment of expenses incurred while attending Board meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. The members of our Compensation Committee are John Schulte and Luke Evnin, Ph.D. None of the current members of the Compensation Committee of our Board has ever been one of our employees.

Review of Related Person Transactions

Our Audit Committee has the authority to review and approve all related party transactions as they are presented. Additionally, we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Our Nominating and Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director’s independence.

No director or executive officer of Restore Medical was indebted to the company during fiscal year 2006. There were no related party transactions which were required to be disclosed under the rules of the Securities and Exchange Commission.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITOR

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of Restore Medical, compliance by Restore Medical with legal and regulatory requirements, and the independence and performance of Restore Medical’s internal and external auditors.

The financial statements of Restore Medical for the year ended December 31, 2006, were audited by KPMG LLP, independent registered public accounting firm for Restore Medical.

As part of its activities, the Audit Committee has:

1. Reviewed and discussed with management the audited financial statements of Restore Medical;

2.	Discussed with the independent registered public accounting firm the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under the Securities and Exchange Commission, U.S. Public Company Accounting Oversight Board and Nasdaq Stock Exchange rules;

3.	Received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

4. Discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of Restore Medical for the year ended December 31, 2006, be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Restore Medical

Richard Nigon, Chair	Mark B. Knudson, Ph.D. Howard Liszt

Payment of Fees to Auditor

Audit Fees

The aggregate fees billed to us by KPMG LLP for 2006 and 2005 for the audit of our financial statements included in our Annual Report on Form 10-K and reviews of our financial statements included in each of our Quarterly Reports on Form 10-Q, were $1,193,311 for 2006 and $12,600 for 2005. Of that amount, $1,003,311 in 2006 and $0 in 2005 related to comfort letters, consents and assistance provided with our filings of registration statements with the Securities and Exchange Commission.

Audit-Related Fees

KPMG LLP provided no audit-related services during 2006 and 2005.

Tax Fees

The aggregate fees billed for tax services provided to us by KPMG LLP during 2006 and 2005 were $0 and $0, respectively. In regard to tax services, we engage Grant Thornton LLP to assist us with tax compliance services, including preparation and assistance with tax returns and filings, which we believe is more cost efficient and effective than to have only our employees conduct those services and for which we paid $25,000 and $12,900 in 2006 and 2005, respectively. The Public Company Accounting Oversight Board and certain investor groups have recognized that the involvement of an independent registered public accounting firm in providing certain tax services may enhance the quality of an audit because it provides the auditor with better insights into a company’s tax accounting activities.

All Other Fees

KPMG LLP did not provide us any other services during 2006 or 2005.

Administration of Engagement of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy for pre-approving the services provided by our independent registered public accounting firm in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent registered public accounting firm and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent registered public accounting firm and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent registered public accounting firm.

All of the services provided by our independent registered public accounting firm in 2006, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2006 Annual Report to Stockholders and Form 10-K, including financial statements for the year ended December 31, 2006, accompanies, or has been mailed to you immediately prior to, this proxy statement. Our Form 10-K is available to you, without charge, upon written request to Corporate Secretary, Restore Medical, 2800 Patton Road, St. Paul, Minnesota 55113, and is also available on our website at www.restoremedical.com. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Corporate Secretary, Restore Medical, 2800 Patton Road, St. Paul, Minnesota 55113.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Although we do not household for our registered stockholders, some brokers household Restore Medical proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a stockholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, stockholders should write to Corporate Secretary, Restore Medical, 2800 Patton Road, St. Paul, Minnesota 55113, or call (651) 634-3111.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of Restore Medical.

Christopher R. Geyen
Secretary

Dated: April 16, 2007

LOCATION OF RESTORE MEDICAL ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 15, 2007 at 2:00 p.m. Central Time

Dorsey & Whitney LLP
Seattle Room
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402

Directions By Car:

From Minneapolis-St. Paul Airport

Take 5 north to 55 west. Continue left onto 62. Exit onto I-35W north. Exit onto 11th St. South. Turn right on Hennepin Ave. Turn right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the East

Take I-94 west to South 5th St. (Metrodome) exit. Take a left onto Portland Ave. Proceed two blocks, then turn right onto 7th St. Follow 7th St. to Hennepin Ave. and turn right. Take another right on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the West

Take I-394 east to South 6th St. exit. Proceed three blocks. Alternatively, take I-94 to the North 4th St. exit and turn right. Turn left on North 6th St. Parking ramp for 50 South 6th will be on your left.

From the North

From I-35W, take the Washington Ave. exit and turn right. Proceed to 1st Ave. North and turn left. Take another left on South 6th St. Parking ramp for 50 South 6th will be on your left.

From the South

From I-35W, take the South 11th St. exit and proceed to Hennepin Ave., turn right. Turn right again on South 6th St. Parking ramp for 50 South 6th will be on your left.

Directions By Light Rail:

Board the train at the Minneapolis-St. Paul Airport or any point southeast of downtown Minneapolis and disembark at the Nicollet Mall/5th St. stop. Walk one block west to the building entrance at 6th and Nicollet. The ride is approximately 25 minutes from the airport.

Restore Medical, Inc.
ANNUAL MEETING OF STOCKHOLDERS
Tuesday, May 15, 2007
2:00 p.m. Central Time
Dorsey & Whitney LLP
Seattle Room
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402

Restore Medical, Inc. 2800 Patton Road St. Paul, Minnesota 55113	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2007.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Item 1.
By signing the proxy, you revoke all prior proxies and appoint J. Robert Paulson, Jr. and Christopher R. Geyen, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 14, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/rest/ — QUICK ««« EASY ««« IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on May 14, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or taxpayer identification number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Restore Medical, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card
ò Please detach here ò
The Board of Directors Recommends a Vote FOR Item 1.

1. Election of directors:	01 Luke Evnin, Ph.D	05 Richard Nigon	☐	Vote FOR	☐	Vote WITHHELD
	02 Mark B. Knudson, Ph.D.	06 J. Robert Paulson, Jr.		all nominees		from all nominees
	03 Stephen Kraus	07 John Schulte		(except as marked)
04 Howard Liszt
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. To transact such other business as may properly be considered at the meeting or any adjournment of the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change?  Mark Box   ☐   Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.